EXHIBIT 21



                         LIST OF SUBSIDIARIES



     The Partnership is a general partner in JMB/San Jose Associates, an Illinois general partnership which holds title to Park Center Financial Plaza. The Partnership is a general partner in Royal Executive Park-II, a New York general partnership which held title to Royal Executive Park II prior to its sale in December 1997. Reference is made to the Notes to Financial Statements filed with this annual report for a summary description of the terms of such partnership agreements. The Partnership's interest in the foregoing joint venture partnerships, and the results of their operations are included in the financial statements of the Partnership filed with this annual report.